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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
TENNANT COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TENNANT COMPANY

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
MAY 2, 2002

To Our Shareholders:

        The Annual Meeting of Shareholders of Tennant Company will be held at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota, on Thursday, May 2, 2002, at 10:30 a.m., Central Daylight Time, for the following purposes:

  (1)
  To elect one director for a two-year term and three directors for a three-year term;

  (2)
  To ratify the appointment of KPMG LLP as independent auditors of the Company; and

  (3)
  To act upon any other business that may properly come before the meeting.

        Only holders of Common Stock of record at the close of business on March 4, 2002, will be entitled to vote at the meeting or any adjournment thereof.

        You are cordially invited to attend the meeting. Whether or not you plan to come to the meeting, please sign, date and return your Proxy in the reply envelope provided. Your cooperation in promptly signing and returning your Proxy will help avoid further solicitation expense.

March 29, 2002                                                                                                                James J. Seifert, Secretary

TENNANT COMPANY
E S T A B L I S H E D 1 8 7 0
701 N. LILAC DRIVE, P.O. BOX 1452, MINNEAPOLIS, MINN. 55440

TENNANT COMPANY

PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation by Tennant Company (the "Company"), on behalf of its Board of Directors, of Proxies for the Annual Meeting of Shareholders to be held Thursday, May 2, 2002, and any adjournment thereof. Stock represented by Proxies will be voted as follows: where specification is made in the Proxy, the stock will be voted in accordance therewith; where no specification is made in the Proxy, the stock will be voted for all proposals. Proxies may be revoked at any time before being voted by giving written notice of revocation at the mailing address noted or at the meeting or by a later-dated Proxy delivered to an officer of the Company. Personal attendance and voting in person does not revoke a written Proxy.

        There were outstanding on March 4, 2002, the record date for shareholders entitled to vote at the meeting, 9,005,479 shares of Common Stock, each entitled to one vote.

        Expenses in connection with the solicitation of Proxies will be paid by the Company. Solicitation of Proxies will be principally by mail. In addition, several of the officers or employees of the Company may solicit Proxies, either personally or by telephone, or by special letter, from some of the shareholders. The Company also will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send Proxies and proxy material to their principals, and will reimburse them for their expenses in so doing.

        The mailing address of the principal executive office of the Company is 701 North Lilac Drive, P.O. Box 1452, Minneapolis, Minnesota 55440. This Proxy Statement and form of Proxy enclosed are being mailed to shareholders commencing March 29, 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of February 8, 2002, certain information with respect to all shareholders known to the Company to have been beneficial owners of more than 5% of its Common Stock, and information with respect to the Company's Common Stock beneficially owned by directors (and director nominees) of the Company, the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Executive Compensation" below and all directors and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Vanguard Fiduciary Trust Company(1) 500 Admiral Nelson Blvd. Malvern, PA	1,156,036 shares(2) Vanguard has sole voting authority for 0 shares, shared voting authority for 1,156,036 shares, sole investment authority for 0 shares, and shared investment authority for 1,156,036 shares.	12.8%
AIM Funds Management, Inc.(3) 5140 Yonge Street, Suite 900 Toronto, Ontario	856,300 shares	9.5%
U.S. Bank, National Association(4) 601 2nd Avenue South Minneapolis, MN	714,803 shares(4) U.S. Bank has sole voting authority for 14,513 shares, shared voting authority for 692,654 shares, sole investment authority for 7,636 shares, and shared investment authority for 706,747 shares.	7.9%
Lord, Abbett & Co.(1) 90 Hudson Street Jersey City, NJ	500,840 shares	5.6%
U.S. Bank, National Association(5) 601 2nd Avenue South Minneapolis, MN	499,040 shares	5.5%
Janet M. Dolan	142,862 shares(6)(7)	1.6%
James H. Moar	45,606 shares(6)(8)	*
Anthony T. Brausen	5,486 shares(6)(9)	*
Anthony Lenders	6,017 shares(10)	*
Richard M. Adams	113,294 shares(6)(11)	*
David C. Cox	14,975 shares(12)	*
Andrew P. Czajkowski	14,729 shares(13)	*
William I. Miller	13,577 shares(14)	*
Edwin L. Russell	9,755 shares(15)	*
Pamela K. Knous	6,483 shares(16)	*

Frank L. Sims	3,668 shares(17)	*
Stephen G. Shank	2,284 shares(18)	*
James T. Hale	1,730 shares	*
All directors and executive officers as a group (18 persons)	434,041 shares(6)(19)	4.8%

*
An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than 1% of total.

(1)
The information set forth above as to the Amount and Nature of Beneficial Ownership is based upon Schedule 13G statements filed with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 2001.

(2)
This number includes 1,156,036 shares held in trust as of December 31, 2001 for the benefit of employees in certain of the Company's employee benefits plans, all of which have been allocated to plan participants. The plan trustee votes shares allocated to participant accounts as directed by participants. Shares held by the trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the plan trustee in the same proportions as shares for which directions are received. Shares held by the trustee on behalf of the plans may be disposed of by the plans or the trustee only in accordance with the terms of the plans. For tender decisions, if no instruction is received from a participant, the shares will not be tendered.

(3)
The information set forth above as to the Amount and Nature of Beneficial Ownership is based upon information from AIM Funds reflecting beneficial ownership as of January 31, 2002.

(4)
The information set forth above as to the Amount and Nature of Beneficial Ownership is based upon information from a Schedule 13G statement filed with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 2001 and other information confirmed by the bank. This number includes shares held as of December 31, 2001, of which 299,929 shares were held in various private trusts and 414,874 shares were held in the "unallocated" account of the Tennant Company Profit Sharing and Employee Stock Ownership Plan (the "Tennant Profit Sharing and ESOP Plan"). The bank disclaims that it is the beneficial owner of shares held in the private trusts or the Tennant Profit Sharing and ESOP Plan. The Securities and Exchange Commission has taken the position with respect to ESOP plans that the plan trustee is the beneficial owner of shares held in an unallocated reserve pending allocation to participants' accounts.

(5)
All shares are being held in trust for the Pennock family.

(6)
Includes shares allocated to the individual or group under the Tennant Profit Sharing and ESOP Plan.

(7)
Includes 104,653 shares covered by currently exercisable options granted to Ms. Dolan.

(8)
Includes 41,265 shares covered by currently exercisable options granted to Mr. Moar.

(9)
Includes 3,600 shares covered by currently exercisable options granted to Mr. Brausen.

(10)
Includes 3,200 shares covered by currently exercisable options granted to Mr. Lenders.

(11)
Includes 24,117 shares covered by currently exercisable options granted to Mr. Adams. Includes 2,108 shares held in the name of Mr. Adams' wife, and 30,805 shares are held in trusts for various family members of Mr. Adams, in which Mr. Adams disclaims beneficial ownership.

(12)
Includes 6,000 shares covered by currently exercisable options granted to Mr. Cox.

(13)
Includes 6,000 shares covered by currently exercisable options granted to Mr. Czajkowski.

(14)
Includes 6,000 shares covered by currently exercisable options granted to Mr. Miller.

(15)
Includes 5,000 shares covered by currently exercisable options granted to Mr. Russell.

(16)
Includes 3,000 shares covered by currently exercisable options granted to Ms. Knous.

(17)
Includes 1,200 shares covered by currently exercisable options granted to Mr. Sims.

(18)
Includes 200 shares covered by currently exercisable options granted to Mr. Shank.

(19)
Includes 242,209 shares covered by currently exercisable options granted to 15 executive officers and directors of the Company, 2,108 shares held by Mr. Adams' wife and 30,805 held in various trusts for Mr. Adams' family members.

DIRECTORS

ELECTION OF DIRECTORS

        Pursuant to the Restated Articles of Incorporation of the Company, directors are elected for staggered terms of three years, with approximately one-third of the directors to be elected each year.

        At the Annual Meeting, four directors are to be elected. The Board of Directors has designated James T. Hale as nominee for election to serve a two-year term ending at the time of the Annual Meeting in 2004 and Janet M. Dolan, Stephen G. Shank and Frank L. Sims as nominees for election to serve three-year terms ending at the time of the Annual Meeting in 2005 and, in each case, until their successors are elected and have qualified. The nominees have indicated a willingness to serve, but in case any of the nominees is not a candidate at the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote in favor of the other nominees named and to vote for a substitute nominee in their discretion.

        David C. Cox, a Class II Director, will be retiring from the Board of Directors effective May 2, 2002. The Company will be seeking a replacement director to fill the vacancy.

        The affirmative vote of a majority of the outstanding shares of Common Stock present and entitled to vote in person or by proxy on the election of directors is necessary to elect each nominee. For this purpose, a shareholder voting through a Proxy who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect a negative vote; but a shareholder (including a broker) who does not give authority to a Proxy to vote, or withholds authority to vote, on the election of directors shall not be considered present or entitled to vote on the election of directors.

        The following information is furnished with respect to each nominee for election as a director and for each director whose current term of office will continue after the meeting:

Nominee for election for term expiring in 2004 (Class III Directors):
[PHOTO]

JAMES T. HALE, 61                                        Director Since 2001
Mr. Hale has served as Executive Vice President, General Counsel and Corporate Secretary of Target Corporation, an operator of large-store general merchandise formats, since March 2000 and previously served as Senior Vice President, General Counsel and Corporate Secretary of Target Corporation from 1981 to 2000. Prior to joining Target, Mr. Hale held various Vice President positions at General Mills, Inc. from 1979 to 1981. From 1966 to 1979, he practiced law at Faegre & Benson LLP. Mr. Hale serves as a member of the Governance Committee and the Executive Compensation Committee.
Nominees for election for terms expiring in 2005 (Class I Directors):
[PHOTO]

JANET M. DOLAN, 52                                        Director Since 1998
Ms. Dolan has been President of the Company since April 1998 and was elected as Chief Executive Officer in April 1999. She previously served as Chief Operating Officer from April 1998 to April 1999, Executive Vice President from September 1996 to April 1998 and as Senior Vice President and General Counsel from December 1994 to September 1996. Ms. Dolan has served in a number of additional senior executive positions with the Company from 1986 to 1994. Ms. Dolan also serves as a director of Donaldson Company, Inc. and The St. Paul Companies, Inc. She is a member of the NYSE Listed Company Advisory Committee. Her community activities include serving as a director and officer of the Greater Twin Cities United Way. Ms. Dolan serves as Chair of the Executive Committee.
[PHOTO]

STEPHEN G. SHANK, 58                                        Director Since 2000
Mr. Shank is co-founder of Capella University and has been its President, and is Chairman and Chief Executive Officer of Capella Education Company, since 1993. Capella University is an accredited online university offering courses, certificates, undergraduate and graduate degree programs. Previously, he served as Chairman and CEO of Tonka Corporation, a manufacturer of children's toys and games, from 1979 until 1991. Mr. Shank began his career as an attorney with Dorsey & Whitney from 1972 through 1974, and then served as General Counsel of Tonka Corporation from 1974 through 1978. He has also completed the University of Minnesota Executive Education Program. Mr. Shank serves as a member of the Audit Committee and the Governance Committee.
[PHOTO]

FRANK L. SIMS, 51                                        Director Since 1999
Mr. Sims has been the Corporate Vice President of Transportation of Cargill, Inc., a marketer and distributor of agricultural and industrial products and services, since July 2000, and is a member of the Management Corporate Center. Mr. Sims joined Cargill in 1972 and has served in a number of executive positions, including President of Cargill's North American Grain Division from 1998 to 2000. Mr. Sims also serves as a director of the Federal Reserve Bank of Minnesota, Ault Incorporated and Minnesota Public Radio. He also is a trustee of the United Theological Seminary. Mr. Sims serves as a member of the Audit Committee and the Executive Compensation Committee.

Directors whose terms expire in 2003 (Class II Directors):
[PHOTO]

DAVID C. COX, 64                                        Director Since 1991
Mr. Cox retired in March 1998 as President and Chief Executive Officer of Cowles Media Company, an information services company, in which capacity he had served since 1985. Mr. Cox joined Cowles Media in 1982 and served as Executive Vice President, Chief Operating Officer, Treasurer and Corporate Secretary prior to being named as President in 1984. His community activities include serving as a director of the Guthrie Theater, Earth Justice and World Link TV and as a Trustee of the Nature Conservancy of Minnesota. Mr. Cox serves as Chair of the Governance Committee and as a member of the Executive Committee.
[PHOTO]

WILLIAM I. MILLER, 45                                        Director Since 1994
Mr. Miller became Chairman in 1990 and has been a director since 1985 of Irwin Financial Corporation, a publicly traded diversified financial services company. He was President of Irwin Management Company, an investment management company, from 1984 to 1990. Mr. Miller continues to serve as Chairman of the Board of Irwin Management Company and as Chairman of the Board of Tipton Lakes Company, a real estate development firm. Mr. Miller also serves as a director of Cummins, Inc. He is a director or trustee of three mutual funds, the New Perspective Fund, Inc., the EuroPacific Growth Fund and the New World Fund. Mr. Miller also is a Trustee of The Taft School, a Trustee of the National Building Museum, and a member of the Investment Committee at Yale University. Mr. Miller serves as Chair of the Executive Compensation Committee and as a member of the Executive Committee and the Governance Committee.
[PHOTO]

EDWIN L. RUSSELL, 57                                        Director Since 1997
Mr. Russell has been Chairman and Chief Executive Officer of Horizon Investments, a private investment firm, since August 2001. Mr. Russell joined Minnesota Power, Inc. (now ALLETE), a multi-services company with holdings in automotive, water, investments, and electric businesses, as President in 1995 and served as its Chairman, President and Chief Executive Officer from 1996 until August 2001. Prior to joining ALLETE, Mr. Russell was Group Vice President of J. M. Huber Corporation, a broadly diversified manufacturing and natural resources company. Mr. Russell also serves as a director of Minnesota Public Radio, Owens Forest Products Inc. and Duluth's Great Lakes Aquarium. Mr. Russell serves as a member of the Audit Committee and the Executive Compensation Committee.
Directors whose terms expire in 2004 (Class III Directors):
[PHOTO]

ANDREW P. CZAJKOWSKI, 66                        Director Since 1992
Mr. Czajkowski retired in December 1999 as Chief Executive Officer of Blue Cross and Blue Shield of Minnesota and Aware Integrated Inc., a non-profit holding company. Mr. Czajkowski was a founder, President and Chair of the Minnesota Comprehensive Health Association, the state-administered risk pool for those individuals unable to afford private health coverage. In 1997, Mr. Czajkowski received the prestigious "C. Rufus Ropem Award" for outstanding leadership in health care. He served as Chairman of the Board for Blue Cross and Blue Shield Association from 1991 through 1994. Mr. Czajkowski serves as Chair of the Audit Committee and as a member of the Governance Committee and the Executive Committee.

[PHOTO]

PAMELA K. KNOUS, 48                                        Director Since 1998
Ms. Knous has served as Executive Vice President and Chief Financial Officer of SUPERVALU INC., a leading food retail and distribution business, since September 1997. Before joining SUPERVALU, Ms. Knous served in a number of senior executive positions with The Vons Companies, Inc., a regional food retailer, from 1991 to 1997, most recently as Executive Vice President, Chief Financial Officer and Treasurer. Ms. Knous was employed by the accounting firm of KPMG LLP for 14 years prior to assuming her position at Vons. Ms. Knous serves as a member of the Audit Committee and the Executive Compensation Committee.

        The Board of Directors has an Audit Committee composed of Mr. Czajkowski, Ms. Knous, Mr. Russell, Mr. Shank and Mr. Sims, which met on four occasions during 2001. The primary function of the Audit Committee is to assist the Board in fulfilling its fiduciary responsibilities relating to the Company's accounting, financial reporting, internal control, auditing and regulatory compliance activities.

        The Board has an Executive Compensation Committee composed of Mr. Hale, Ms. Knous, Mr. Miller, Mr. Russell and Mr. Sims, which met on two occasions during 2001. The primary function of the Executive Compensation Committee is to review and develop executive compensation plans of the Company and determine the compensation of officers.

        The Board has an Executive Committee composed of Mr. Cox, Mr. Czajkowski, Ms. Dolan and Mr. Miller, which met once during 2001. The primary function of the Executive Committee is to exercise the authority of the Board of Directors in the intervals between meetings of the Board of Directors.

        The Board has a Governance Committee composed of Mr. Cox, Mr. Czajkowski, Mr. Hale, Mr. Miller and Mr. Shank, which met on two occasions in 2001. The primary function of the Governance Committee is to set Board compensation and recommend nominees for election to the Board. Shareholders who wish to suggest qualified candidates to the Committee should write to James J. Seifert, Secretary of the Company, at 701 North Lilac Drive, P.O. Box 1452, Minneapolis, Minnesota 55440, stating in detail the candidate's qualifications for consideration by the Committee. If a shareholder wishes to nominate a director other than a person nominated by or on behalf of the Board of Directors, he or she must comply with certain procedures set out in the Company's Restated Articles of Incorporation. Under the Company's Restated Articles of Incorporation, no person (other than a person nominated by or on behalf of the Board of Directors) shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination is received from a shareholder of record by the Secretary of the Company not less than 75 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director.

        During 2001, the Board of Directors met on six occasions. All incumbent directors attended more than 75% of the aggregate number of meetings of the Board and of committees on which they served during 2001.

COMPENSATION OF DIRECTORS

        Non-employee directors are compensated solely with Restricted Stock and stock options. Pursuant to the Tennant Company Restricted Stock Plan for Non-employee Directors (the "Director Plan"), non-employee directors are entitled to an annual retainer payable in the form of Restricted Stock issued once every three Board Years (as defined in the Director Plan). The Director Plan provides for the issuance of Restricted Stock in an amount equal to the designated annual retainer for the Board Year then commencing and the next two succeeding Board Years, based on the then Fair Market Value (as defined in the Director Plan) of such Restricted Stock. For the three Board Years commencing

May 7, 1999, this equated to a retainer of $94,500, which is $31,500 per year (the amount of the annual retainer at that time). On May 7, 1999, each non-employee director was issued 2,700 shares of Restricted Stock, based on a Fair Market Value of $35.00 per share. Under the Director Plan, non-employee directors who are elected or appointed to the Board on a date other than a regular issue date receive a prorated number of Restricted Shares. On May 3, 2002, each non-employee director will receive a restricted stock grant for the annual retainer for the three Board Years commencing on that date.

        The Director Plan provides that the restrictions on the Restricted Stock will lapse only upon the first to occur of (a) the death of the director, (b) the disability of the director preventing continued service on the Board, (c) retirement of the director from the Board in accordance with any policy on retirement of Board members then in effect, (d) the termination of service as a director by reason of resignation at the request of the Board, the director's failure to have been nominated for reelection to the Board or to have been re-elected by the shareholders, or the director's removal by the shareholders, or (e) a change in control of the Company (as defined in the Director Plan). In no event will the restrictions lapse prior to six months after the date of issuance. Upon the occurrence of an event causing the restrictions to lapse, Restricted Stock issued to the director in payment of the retainer for Board Years commencing following the occurrence of the event is forfeited and returned to the Company.

        Pursuant to the Tennant Company Non-Employee Director Stock Option Plan (the "Director Option Plan"), each non-employee director received an option grant for 2,000 shares at Fair Market Value of $45.10 per share on May 4, 2001. Each non-employee director will receive an option grant for 2,000 shares at Fair Market Value on May 3, 2002. Under the Director Option Plan, non-employee directors who are elected or appointed to the Board on a date other than an annual meeting of shareholders receive a prorated number of stock options.

TENNANT COMPANY AUDIT COMMITTEE REPORT

        The Audit Committee of the Company's Board of Directors is composed of five "independent" directors, as that term is defined in the applicable listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors.

        The Committee provides oversight on matters relating to accounting, financial reporting, internal control, auditing and regulatory compliance activities and recommends to the Board of Directors the selection of the Company's independent auditors.

        The Committee held four meetings during 2001. The meetings were designed to facilitate and encourage private communication between the Committee and the Company's independent auditors, KPMG LLP. In addition, the Committee complied with its charter responsibilities. The Audit Committee has reviewed and discussed the audited financial statements with management. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Company's independent auditors also provided to the Committee the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors the firm's independence.

        Based upon the Committee's discussion with management and the independent auditors and the Committee's review of financial statements and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Andrew P. Czajkowski, Chairman Pamela K. Knous Edwin L. Russell	Stephen G. Shank Frank L. Sims
Members of the Audit Committee

FEES PAID TO INDEPENDENT AUDITOR

        The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements and reviews of the Company's Forms 10-Q for 2001 and fees billed for other services rendered by KPMG LLP for 2001.

Audit Fees	$310,000
All Other Fees:
Audit-related fees(1)	$45,000
Other non-audit services(2)	260,000

Total All Other Fees	$305,000

(1)
Audit-related fees consisted principally of audits of financial statements of employee benefit plans and review of registration statements and issuance of consents.

(2)
Other non-audit services principally consisted of international expatriate tax services and international and domestic tax consulting.

        The Audit Committee has determined that the provision of non-audit services by the Company's independent auditor was compatible with maintaining the auditor's independence.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Overview and Philosophy.    The Executive Compensation Committee of the Board of Directors is composed entirely of outside directors and is responsible for reviewing and developing executive compensation plans of the Company. In addition, the Executive Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

        The objectives of the Company's executive compensation program are to:

  •
  Motivate executives to achieve corporate goals by placing a significant portion of pay at risk.

  •
  Provide a strong link between the Company's short- and long-term goals and executive compensation.

  •
  Provide competitive total compensation in order to attract and retain high-caliber key executives critical to the long-term success of the Company.

  •
  Align the executives' interests with those of the shareholders by providing a significant portion of compensation in Company Common Stock.

        The executive compensation program is intended to provide an overall level of compensation opportunity that is competitive with other U.S. durable goods manufacturing companies. To determine competitiveness, the Committee annually uses sales volume adjusted data from a top-management compensation survey. This data is reviewed each year with a comprehensive analysis conducted every three to four years through the use of an outside consultant which compares all aspects of the Company's executive compensation with that of other similar companies. Actual compensation levels may be greater or less than average competitive levels depending on annual and long-term Company performance, individual performance against goals set at the beginning of the year, and scope of responsibilities as compared to a similar position within the surveys. The Executive Compensation Committee uses its discretion to set executive compensation at levels warranted in its judgment by external, internal or individual circumstances.

        The Company's policy is to structure its compensation programs, where possible, to qualify for exemptions from the deduction limitations under the Internal Revenue Code Section 162(m). Certain of the Company's compensation plans should qualify for exemption from the deduction limitations under this Section.

        Executive Compensation Program.    The Company's executive compensation program is comprised of base salary, annual cash incentive compensation and long-term incentive compensation in the form of cash-based awards, stock awards, Restricted Stock grants, and stock options. The long-term plans have a significant portion of their payout in Company Common Stock. In addition, executives receive various benefits, including medical and retirement plans, generally available to employees of the Company.

        Base Salary.    Base salary levels for the Company's executives are competitively set relative to the average of other U.S. durable goods manufacturing companies of similar size. In determining salaries, the Executive Compensation Committee also takes into account individual experience, performance, and scope of responsibility, although no particular weight is given to any one factor.

        Annual Cash Incentive Compensation.    The purpose of the annual cash incentive program is to provide a direct financial incentive in the form of annual cash incentives to executives to achieve their business units' and/or the Company's annual goals. Target incentive awards are set at a level consistent with the averages of other U.S. durable goods manufacturers, after adjusting for sales volume. In fiscal 2001, Company and business unit economic profit improvement was the financial metric used for the annual incentive plan. Economic profit is based on the Company's net operating profit after taxes less a charge for net assets used in the business. Executives can earn incentive compensation based on the level of economic profit improvement year over year.

        Stock Incentive Plans.    The stock incentive plans are the Company's long-term incentive plans for executive officers and key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term ownership position in the Company's Common Stock. In order to better define for executives the minimum amount of stock that should be held, the Executive Compensation Committee established in 1993 executive stock holding guidelines. These guidelines, which were revised late in 1997, identify the amount of stock (restricted and unrestricted) each executive should hold as a multiple of his or her base pay. The current guidelines are: CEO—6 times base salary and Vice Presidents—3 times base salary. Each year, the Committee reviews the progress of each executive towards those goals.

        The Executive Compensation Committee annually grants a variety of stock-based awards under the Company's stock incentive plans. The amount of the awards increases as a function of higher salary and position in the Company. The award amounts, as a percent of base salary, are reviewed and adjusted, as necessary, to ensure their competitiveness. The last review, conducted in 2001, showed that the Company's executive pay was competitive.

        With respect to 2001, the following types of awards were granted:

  •
  Restricted Stock

    These grants vest 100% at the end of the restriction period.

  •
  Stock Options

    These options permit executives to purchase Company stock during a ten-year period at the price in effect at the beginning of that period.

        Chief Executive Officer Compensation.    Ms. Dolan's fiscal 2001 base salary and incentive award were determined by the Executive Compensation Committee in accordance with the methodology described above.

Base Salary	—	Ms. Dolan's total base salary for fiscal 2001 was $364,500. This amount approximates the market average for durable goods manufacturing companies of similar size.
Annual Incentive	—	Ms. Dolan earned no annual incentive for fiscal 2001.
Long-Term Performance Grants	—	In 2001, Ms. Dolan did not earn a Management Incentive Plan award. She received a Restricted Stock grant of $25,000. She also received a stock option grant in 1999 that covered 1999, 2000 and 2001.
William I. Miller James T. Hale Pamela K. Knous	Edwin L. Russell Frank L. Sims
Members of the Executive Compensation Committee

SUMMARY COMPENSATION TABLE

        The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company (the "named executive officers").

Long-Term Compensation
	Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Restricted Stock Award(s)(3) ($)	Securities Underlying Options (#)	LTIP Payouts(4) ($)	All Other Compensation(5) ($)
Janet M. Dolan President and Chief Executive Officer	2001 2000 1999	364,500 367,500 327,500	0 274,437 38,415	25,017 24,998 35,000	0 0 95,073	140,107 282,559 185,958	24,075 23,420 17,599
James H. Moar Chief Operating Officer	2001 2000 1999	275,400 285,996 268,763	0 164,428 13,939	15,996 15,987 27,520	12,300 16,100 25,665	62,940 0 0	17,921 17,462 9,072
Anthony T. Brausen Vice President, Chief Financial Officer and Treasurer(6)	2001 2000	211,500 172,154	0 76,481	11,997 51,276	4,100 5,200	7,420 0	10,100 0
Anthony Lenders Managing Director, Tennant N.V.(7)	2001 2000	197,400 105,000	0 0	11,997 81,712	3,800 2,300	2,263 0	0 32,294
Richard M. Adams Vice President, Business Development	2001 2000 1999	173,900 178,092 174,600	0 71,561 174,782	11,997 12,000 17,480	3,300 4,500 4,000	17,071 222,048 194,305	10,141 29,313 28,652

(1)
A deferral plan is provided for Tennant executives, which allows them to defer a portion of their salary. Executives may elect to defer up to 25% of their current year salary. The amounts shown in the above table for 1999, 2000, and 2001 include any amounts thus deferred. Payout is made in cash within 10 years of termination of employment. Interest is paid on these deferred amounts at a rate set annually by the Executive Compensation Committee. For 2002, the interest rate has been set at 5.5% of the amounts deferred. Of the total 2001 salaries shown in the table, the following deferral has been made: Mr. Adams, $43,167.

(2)
Starting in 2001, the Company is categorizing certain payouts under the Management Incentive Plan that were reported as "Bonus" payments in 2000 and 1999 as LTIP Payouts and listing these payouts under the LTIP Payouts heading in this table. The amounts of such payouts for 2001 are as follows: Ms. Dolan, $103,007; Mr. Moar, $44,390 and Mr. Adams, $13,361. The Company believes that these payouts are more appropriately categorized as LTIP Payouts because the amounts represent payouts of restricted stock previously awarded as incentive compensation, for which the ultimate payout depends on the Company's stock price at the time of the expiration of the restriction.

(3)
The value of the Restricted Stock awards was determined by multiplying the fair market value of the Company's Common Stock on the date of grant by the number of shares awarded. Using the fair market value of the Company's Common Stock as of December 31, 2001, the number and value of Restricted Stock awards issued in 2001 were as follows: 538 shares ($19,960) by Ms. Dolan; 344 shares ($12,762) by Mr. Moar; 258 shares ($9,572) by Mr. Brausen; 258 shares ($9,572) by Mr. Lenders; and 258 shares ($9,572) by Mr. Adams. These shares of Restricted Stock have a two-year vesting period, from respective dates of issuance. Dividends are paid on Restricted Stock awards at the same time and rate as paid to all shareholders.

(4)
In addition to the Management Incentive Plan payouts described in note 2 above, amounts for 2001 also represent the dollar value of deferred stock units paid out in 2001 as follows: Ms. Dolan, $37,100; Mr. Moar, $18,550; Mr. Brausen, $7,420; Mr. Lenders, $2,263 and Mr. Adams, $3,710. Deferred stock units were paid in Common Stock on a share-for-share basis with respect to a minimum of 50% of the deferred stock units vested (valued, for this purpose, as of December 31 of the respective years of payment), and the balance was paid in cash.

(5)
Amounts represent payments under the Tennant Profit Sharing and ESOP Plan and the Company's Excess Benefit Plan as follows: (a) Profit Sharing Contributions (which, for 1999 and 2000, were up to 5% of certified earnings, the first 2% of which are contributed to participants' accounts through the allocation of Company Common Stock from the unallocated ESOP reserve, with the remainder (if any) of such contributions paid to the participants in cash, and which, for 2001, were equal to 2% of certified earnings) were paid as follows for 1999, 2000, and 2001, respectively: $9,039.35, $8,183.55, and $7,572.69 to Ms. Dolan; $5,320.66, $7,003.96, and $5,728.00 to Mr. Moar; $0, $0, and $3,122.31 to Mr. Brausen; and $5,201.55, $4,768.77, and $3,358.03 to Mr. Adams; (b) employer Matching Contributions relating to employee Individual Shelter Contributions (Internal Revenue Code Section 401(k) contributions) were paid as follows for 1999, 2000, and 2001, respectively, through the allocation of Company Common Stock from the unallocated ESOP reserve: $1,310.00, $2,380.00, and $3,825.00 to Ms. Dolan; $1,274.15, $2,380.00, and $5,100.00 to Mr. Moar; $2,240.00, $1,870.01, and $3,842.76 to Mr. Adams; and $0, $0, and $5,100.00 to Mr. Brausen; (c) Profit Related Retirement Contributions were paid as follows for 1999 and 2000, respectively: $10,156.02 and $10,860.73 to Mr. Adams (Profit Related Retirement Contributions were eliminated beginning January 1, 2001); and (d) Excess Benefit Plan awards were made as follows for 1999, 2000, and 2001, respectively: $7,249.95, $12,856.50, and $12,676.95 to Ms. Dolan; $2,476.94, $8,078.49, and $7,093.15 to Mr. Moar; $0, $0, and $1,877.90 to Mr. Brausen, and $11,054.68, $11,813.34 and $2,940.30 to Mr. Adams. Mr. Lenders is a resident of Belgium and does not participate in these compensatory programs.

(6)
Mr. Brausen was first appointed as an executive officer in March 2000.

(7)
Mr. Lenders was first appointed as an executive officer in August 2001.

STOCK OPTION AWARDS IN LAST FISCAL YEAR

        The following table summarizes Stock Option awards made during the last fiscal year under the Tennant Company 1992, 1995 and 1999 Stock Incentive Plans, as amended (collectively, the "Plans") for the named executive officers.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for the Option Term(5)
Name	Options Granted (#)	% of Total Options Granted to Employees During Fiscal Year	Exercise Price ($/sh)(4)	Expiration Date
					5% ($)	10% ($)
Janet M. Dolan	0(1)
James H. Moar	12,300(2)	7.0	44.85	2/22/11	346,933	879,196
Anthony T. Brausen	4,100(2)	2.3	44.85	2/22/11	115,644	293,065
Anthony Lenders	3,800(2)	2.1	44.85	2/22/11	107,183	271,622
Richard M. Adams	3,300(2)	1.8	44.85	2/22/11	93,080	235,882
	532(3)	0.3	34.04	2/21/06	6,159	13,972
	1,991(3)	0.7	34.04	2/26/07	27,591	64,298

	5,823

(1)
Ms. Dolan received a stock option grant in 1999 that covered 1999, 2000 and 2001.

(2)
All such options granted under the Plans are nonqualified options, and are exercisable 25% per year, on a cumulative basis, beginning one year after the date of the grant. Such options become immediately exercisable, however, upon (a) death, disability, or retirement of the holder, or (b) a change of control (defined as certain changes in the Company's Board of Directors, certain concentrations of voting power, certain mergers, sales of corporate assets, statutory share exchanges or similar transactions, or liquidation or dissolution of the Company). The holder is permitted to pay the exercise price and withholding taxes due upon exercise with either cash, shares of Common Stock, a reduction in the number of shares delivered to the holder, or a combination of these alternatives.

(3)
Reload option grants contain the same features mentioned in footnote 2 except that they are immediately exercisable. Their exercise period is the remainder of the initial ten-year option period.

(4)
The exercise price of such options is not less than the Fair Market Value (as defined in the Plans) of a share of Common Stock at the time of grant.

(5)
The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the Securities and Exchange Commission, and therefore are not intended to represent either historical appreciation or anticipated future appreciation of the Company's Common Stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES(1)

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)
					Value of Unexercised In-The-Money Options at Fiscal Year-End ($)(3)
Name	Shares Acquired on Exercise (#)	Value Realized(2) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Janet M. Dolan	0	0	93,753	38,822	356,399	74,939
James H. Moar	0	0	30,765	34,300	91,261	74,221
Anthony T. Brausen	0	0	1,300	8,000	7,118	21,353
Anthony Lenders	0	0	2,300	3,800	0	0
Richard M. Adams	2,910	22,404	20,217	9,700	69,567	21,215

(1)
Fiscal year ended December 31, 2001.

(2)
Value realized equals the number of shares exercised multiplied by the difference between market price and option price, before any provision for taxes.

(3)
Market value of underlying securities at fiscal year-end minus the exercise price.

MANAGEMENT AGREEMENTS

        The Company is a party to management agreements (the "Agreements") with certain of the executive officers of the Company. The purpose of each of the Agreements is to encourage the executive to continue to carry out his or her duties in the event of the possibility of a change in control of the Company and to remain in the service of the Company in order to facilitate an orderly transition in the event of an actual change in control of the Company.

        Each of the Agreements provides that the executive is entitled to receive his or her stated annual base salary, which is subject to annual review and adjustment by the Board of Directors. Each Agreement provides that the Board of Directors may not decrease the executive's annual base salary by more than 15% of the executive's prior year annual base salary. Each Agreement also provides that the executive will participate in certain of the Company's incentive programs and the Company's general benefits programs. Each Agreement provides that if the executive's employment is terminated by the Company or is terminated by the executive for good reason, as defined in the Agreements, for a period of one year from the termination date, the executive is entitled to continue to receive his or her annual base salary, receive the amount of the incentive award that would have been payable if the performance targets had been met and continue to participate in the Company's general benefit programs.

        Under the terms of each of the Agreements, if, between the occurrence of a change in control of the Company and the three-year anniversary date of such occurrence, an executive's employment is involuntarily terminated (for any reason other than death, disability, or for cause), the executive will be entitled to receive severance compensation and continue to participate in the Company's general benefit programs. If an executive resigns after certain changes in the executive's duties, compensation, benefits, work location or travel responsibilities, the executive shall be entitled to the same payments and benefits as if the executive had been involuntarily terminated without cause. Severance compensation is payable also if the termination occurs before the change in control but after steps to change control have been taken, provided that a change in control ultimately occurs. Severance compensation in connection with such changes in control consists of three times the executive's average annual taxable compensation during the executive's five taxable years preceding the change in control, minus $1.00, plus the continuation of certain insurance benefits, subject to reduction for the amount of any other severance compensation paid by the Company to the executive under any other agreement of the Company providing compensation in the event of involuntary termination and further reduction to the extent necessary to avoid excise taxation to the executive or non-deductibility to the Company under federal income tax laws. If an executive subject to an Agreement voluntarily terminates his or employment within 30 days after the first anniversary of a change in control and is not entitled to a payment of three times average annual compensation during the five-year period, the executive is nevertheless entitled to payment of one times the five-year average annual compensation, plus incentive payments and the continuation for one year of certain insurance benefits. Severance payments relating to a change in control are payable in a lump sum upon termination. As of the date of this Proxy Statement, the total severance compensation for Ms. Dolan would be $1,911,156; Mr. Moar, $974,916; Mr. Brausen, $640,936; Mr. Lenders, $629,999; and Mr. Adams, $739,831. The Company also will reimburse an executive for legal fees and expenses incurred in resolving disputes under the Agreement.

TENNANT COMPANY PENSION PLAN

        The Tennant Company Pension Plan provides fixed retirement benefits for certain employees of the Company. Based upon certain assumptions, including continuation of the Pension Plan, as amended effective January 1, 2002, the following table shows the annual retirement benefits (including the additional retirement benefits described in the second sentence under "Tennant Company Excess Benefit Plan" below) which would be payable as a straight life annuity commencing at age 65 to persons at various salary levels after specified years of service.

	Years of Service
Annual Compensation
	10	15	20	25	30
$50,000	4,734	7,101	9,467	11,834	14,201
100,000	11,734	17,601	23,467	29,334	35,201
150,000	18,734	28,101	37,467	46,834	56,201
200,000	25,734	38,601	51,467	64,334	77,201
250,000	32,734	49,101	65,467	81,834	98,201
300,000	39,734	59,601	79,467	99,334	119,201
350,000	46,734	70,101	93,467	116,834	140,201
400,000	53,734	80,601	107,467	134,334	161,201
450,000	60,734	91,101	121,467	151,834	182,201
500,000	67,734	101,601	135,467	169,334	203,201
550,000	74,734	112,101	149,467	186,834	224,201
600,000	81,734	122,601	163,467	204,334	245,201
650,000	88,734	133,101	177,467	221,834	266,201

        Under the Pension Plan, benefits are payable based upon a percentage of a participant's final average pay excluding bonus, overtime or other special forms of remuneration. Currently under ERISA, as amended, the maximum annual amount that can be paid during 2002 to any individual is $160,000. Amounts in excess of that maximum as well as amounts based on compensation that is excluded from the Pension Plan formula by ERISA or the terms of the Pension Plan are covered under the Tennant Company Excess Benefit Plan. The years of credited service under the Pension Plan for the named executive officers are: Ms. Dolan 16 years, Mr. Moar 4 years and Mr. Brausen 2 years. If Ms. Dolan, Mr. Moar or Mr. Brausen were to retire currently, the final average pay used by the Plan to determine benefits payable pursuant to the above table as of December 31, 2001, would be $420,174 for Ms. Dolan, $320,399 for Mr. Moar and $198,625 for Mr. Brausen. Messrs. Lenders and Adams do not participate in the Pension Plan.

        The figures above are not subject to deductions for Social Security or other offset amounts.

TENNANT COMPANY EXCESS BENEFIT PLAN

        The Tennant Company Excess Benefit Plan provides additional retirement benefits for highly compensated employees participating in the Tennant Profit Sharing and ESOP Plan or the Pension Plan. Employees participating in the Excess Benefit Plan will receive a retirement benefit equal to the additional benefits which would have been provided under the Pension Plan if (a) the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code were not applicable, and (b) management bonuses were included in certified earnings for the year in which they were earned, and (c) deferred salaries were included in certified earnings for the plan year in which such amounts would have been paid in the absence of the deferral. Employees participating in the Excess Benefit Plan also receive cash payments of amounts which would have been contributed by the Company to the Tennant Profit Sharing and ESOP Plan as Profit Sharing Contributions or Matching Contributions if various limitations imposed by the Internal Revenue Code were not applicable.

COMPARATIVE STOCK PERFORMANCE

        The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return over the same period on the following indexes:

  •
  Overall Stock Market Performance (Media General Composite Index)

  •
  Industry Index (Media General Industry Groups Index 62—Industrial Goods, Manufacturing)

        This assumes an investment of $100 in the Company's Common Stock, the Media General Composite Index and the Media General Industry Index on December 31, 1996, with reinvestment of all dividends.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

Assumes $100 invested on December 31, 1996, with dividends reinvested.

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
Tennant Company	100.00	135.26	152.05	126.86	187.74	149.70
Overall Stock Market Performance Index (Media General)	100.00	129.85	158.74	193.64	174.80	154.77
Industry Index (Media General)	100.00	119.23	103.05	113.83	103.69	103.98

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's directors and executive officers, all Section 16(a) filing requirements were met for the year ended December 31, 2001, except as follows: late Form 3 filings were made by Rex Carter, Anthony Lenders and Greg Siedschlag to report each individual becoming a reporting officer. All late reports were promptly filed upon discovery of the oversight.

APPOINTMENT OF AUDITORS

        At the annual meeting, a vote will be taken on a proposal to ratify the appointment of KPMG LLP as independent auditors of the Company for the year ending December 31, 2002. KPMG LLP are independent accountants and auditors who have audited the accounts of the Company annually since 1954. The Company has been advised that a representative of the firm will attend the shareholders' meeting. The representative will be available to respond to appropriate questions and will be given the opportunity to make a statement if the firm desires to do so.

SHAREHOLDER PROPOSALS

        Any shareholder proposal intended to be presented at the year 2003 Annual Meeting should be sent to the Secretary of the Company at 701 North Lilac Drive, P.O. Box 1452, Minneapolis, Minnesota 55440, and must be received on or before November 29, 2002, to be eligible for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting. If notice of any other shareholder proposal intended to be presented at the year 2003 Annual Meeting but not intended to be included in the Company's Proxy Statement and form of Proxy for such meeting is not received by the Company on or before February 1, 2003, the Proxy solicited by the Board of Directors of the Company for use in connection with that meeting may confer authority on the Proxies named to vote in their discretion on such proposal without any discussion in the Company's Proxy Statement for that meeting of either the proposal or how such Proxies intend to exercise their voting discretion.

        See "Directors—Election of Directors" with regard to certain requirements for nomination of persons for election as directors.

OTHER MATTERS

        So far as the management is aware, no matters other than those described in this Proxy Statement will be acted upon at the meeting. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the same in accordance with their judgment on such other matters.

March 29, 2002

By Order of the Board of Directors
James J. Seifert, Secretary

TENNANT COMPANY ANNUAL MEETING OF SHAREHOLDERS 10:30 a.m. Thursday, May 2, 2002 The Northland Inn I-94 at Boone Avenue North Minneapolis, MN 55428
From the North:	I-35 South to I-694 West. Follow to Boone Ave.	From the East:	I-94 West. Continue through Minneapolis to I-694/94 West to Boone Ave.
From the South:	I-35 North to I-94 West. Continue to I-694/94 West to Boone Ave.	From the West:	I-94 East to I-694/94. Follow to Boone Ave.
TENNANT COMPANY 701 North Lilac Drive P.O. Box 1452 Minneapolis, MN 55440	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Janet M. Dolan, James T. Hale and Frank L. Sims, and each of them, as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them or any of them to represent and to vote, as designated herein, all the shares of Common Stock of Tennant Company (the "Company") held of record by the undersigned on March 4, 2002, at the Annual Meeting of Shareholders to be held on May 2, 2002, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

Furthermore, if I am a participant in the Tennant Company Profit Sharing and Employee Stock Ownership Plan (the "Plan"), I hereby instruct The Vanguard Fiduciary Trust Company, as Trustee of the Plan, to "vote," in the manner specified in the Plan, at the Annual Meeting of Shareholders, and at any adjournment thereof, all shares of Common Stock of the Company held in the Plan with respect to which I have authority to direct voting.

I understand that the Trustee will vote, in accordance with my instructions, the shares of the Company's Common Stock allocated to my account under the Plan. The Trustee is hereby instructed to vote as indicated herein on the following proposals which are more fully described in the Company's Notice of Annual Meeting of Shareholders and Proxy Statement dated March 29, 2002.

THESE INSTRUCTIONS, WHEN PROPERLY EXECUTED, WILL BE FOLLOWED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PARTICIPANT. IF NO DIRECTION IS MADE, I UNDERSTAND THAT THE TRUSTEE WILL VOTE MY SHARES IN THE SAME PROPORTION AS THE SHARES OF ALL PARTICIPANTS WHO GAVE DIRECTIONS.

The undersigned understands that, in accordance with the terms of the Plan, these instructions shall be held in the strictest confidence by the Trustee and shall not be divulged or released to any person, including officers or employees of the Company.

See reverse for voting instructions.

COMPANY #
CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the named Proxies and, if applicable, the Trustee to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-240-6326—QUICK *** EASY *** IMMEDIATE

  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on May 1, 2002.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

  •
  Follow the simple instructions the Voice provides you.

VOTE BY INTERNET—http://www.eproxy.com/tnc/—QUICK *** EASY *** IMMEDIATE

  •
  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 1, 2002.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Tennant Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

\*/ Please detach here \*/

1.	TO ELECT DIRECTORS:	01 Janet M. Dolan 02 Stephen G. Shank	03 Frank L. Sims 04 James T. Hale	☐	FOR all nominees (except as marked)	☐	WITHHOLD AUTHORITY To vote for all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
If elected, Ms. Dolan, Mr. Shank and Mr. Sims will serve for a term of three years and Mr. Hale will serve for a term of two years.
2.	TO RATIFY THE APPOINTMENT OF KPMG LLP as the independent public accountants of the corporation.			☐ For ☐ Against ☐ Abstain
3.	IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Address Change? Mark Box ☐ Indicate changes below:	Date	, 2002
Signature(s) in Box Please sign exactly as name appears to the left.

QuickLinks

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
DIRECTORS
TENNANT COMPANY AUDIT COMMITTEE REPORT
FEES PAID TO INDEPENDENT AUDITOR
EXECUTIVE COMPENSATION
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES(1)
COMPARATIVE STOCK PERFORMANCE
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
APPOINTMENT OF AUDITORS
SHAREHOLDER PROPOSALS
OTHER MATTERS